Exhibit 10.2

Execution

Version

RECEIVABLES PURCHASE AGREEMENT

DATED AS OF JUNE 30, 2009

AMONG

CONVERGYS FUNDING INC., AS SELLER,

CONVERGYS CORPORATION, AS SERVICER,

WACHOVIA BANK, NATIONAL ASSOCIATION

LIBERTY STREET FUNDING LLC

THE BANK OF NOVA SCOTIA

THE BANK OF NOVA SCOTIA, AS SCOTIABANK GROUP AGENT

AND

WACHOVIA BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT

RECEIVABLES PURCHASE AGREEMENT

THIS RECEIVABLES PURCHASE AGREEMENT dated as of June 30, 2009, is among:

(a) Convergys Funding Inc., a Kentucky corporation (“Seller”),

(b) Convergys Corporation, an Ohio corporation (“Convergys”), as initial Servicer,

(c) Liberty Street Funding LLC, a Delaware limited liability company (“Liberty Street” or the “Conduit”),

(d) The Bank of Nova Scotia, a Canadian chartered bank acting through its New York Agency (“Scotiabank”), and its assigns hereunder (collectively, the “Scotiabank Committed Purchasers” and, together with Liberty Street, the “Scotiabank Group”),

(e) Wachovia Bank, National Association (“Wachovia”),

(f) The Bank of Nova Scotia, a Canadian chartered bank acting through its New York Agency, in its capacity as agent for the Scotiabank Group (the “Scotiabank Group Agent”), and

(g) Wachovia Bank, National Association, in its capacity as administrative agent for the Scotiabank Group, Wachovia and the Scotiabank Group Agent (in such capacity, together with its successors and assigns, the “Administrative Agent” and, together with the Scotiabank Group Agent, the “Agents”).

Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I and if not defined therein shall have the meanings assigned thereto in the applicable Receivables Sale Agreement.

PRELIMINARY STATEMENTS

Seller desires to transfer and assign Receivables Interests to the Purchasers from time to time.

Wachovia shall purchase its Percentage of each Receivables Interest from Seller from time to time.

The Conduit may, in its absolute and sole discretion, purchase its Percentage of each Receivables Interest from Seller from time to time, and in the event that the Conduit declines to make any such purchase, the Scotiabank Committed Purchasers shall make such purchase, ratably in accordance with their respective Ratable Share.

The Bank of Nova Scotia, a Canadian chartered bank acting through its New York Agency has been requested and is willing to act as Scotiabank Group Agent on behalf of the Scotiabank Group in accordance with the terms hereof.

Wachovia Bank, National Association has been requested and is willing to act as Administrative Agent on behalf of the Purchasers in accordance with the terms hereof.

ARTICLE I.

PURCHASE ARRANGEMENTS

Section 1.1 Purchase Facility.

(a) On the terms and subject to the conditions set forth in this Agreement, Seller may from time to time prior to the Facility Termination Date, sell Receivables Interests to the Purchasers by delivering (or causing Servicer to deliver, on Seller’s behalf) a Purchase Notice to Wachovia and the Scotiabank Group Agent in accordance with Section 1.2. Upon receipt of a Purchase Notice,

(i) Wachovia agrees to purchase its Percentage of such Receivables Interest, on the terms and subject to the conditions hereof, provided that at no time may the aggregate Invested Amount of Wachovia at any one time outstanding exceed the lesser of (A) the amount of Wachovia’s Commitment hereunder, and (B) Wachovia’s Percentage of the difference between the Net Pool Balance and the Required Reserves (such lesser amount, the “Wachovia Allocation Limit”); and

(ii) the Scotiabank Group Agent shall determine whether the Conduit will purchase its Percentage of such Receivables Interest, and in the event that the Conduit elects not to make any such purchase of its Percentage of such Receivables Interest, the Scotiabank Group Agent shall promptly notify Seller and the Scotiabank Committed Purchasers of such fact, whereupon each of the Scotiabank Committed Purchasers severally agrees to purchase its Ratable Share of such Percentage of such Receivables Interest, on the terms and subject to the conditions hereof, provided that at no time may the aggregate Invested Amount of the Scotiabank Group at any one time outstanding exceed the lesser of (A) the aggregate amount of Scotiabank Committed Purchasers’ Commitments hereunder, and (B) the Scotiabank Group’s Percentage of the difference between the Net Pool Balance and the Required Reserves (such lesser amount, the “Scotiabank Allocation Limit”).

In no event shall the Aggregate Invested Amount outstanding hereunder exceed the lesser of (A) the Purchase Limit and (B) the difference between the Net Pool Balance and the Required Reserves. Each Committed Purchaser’s Commitment to Seller under this Agreement shall terminate on the Facility Termination Date.

(b) Seller may, upon at least 10 Business Days’ notice to the Agents and Wachovia, terminate in whole or reduce in part, the unused portion of the Purchase Limit, provided that each partial reduction of the unused Purchase Limit shall be in an aggregate amount equal to $2,000,000 or a larger integral multiple of $1,000,000; provided, further, that (i) any partial reduction of the unused Purchase Limit on or prior to October 20, 2009 shall reduce only the amount of Wachovia’s Commitment hereunder, unless the amount of Wachovia’s Commitment is thereby reduced to less than $60,000,000 and (ii) otherwise each such partial reduction shall reduce the unused portion of the Purchase Limit ratably between Wachovia and the Scotiabank Group in accordance with their respective Percentages (and within the Scotiabank Group, ratably among the Scotiabank Committed Purchasers that are members thereof in accordance with their respective Ratable Shares), the unused portion of the Purchase Limit; provided, further, that no such partial reduction may reduce the Purchase Limit to an amount less than $75,000,000.

Section 1.2 Increases. Seller (or Servicer, on Seller’s behalf) shall provide Wachovia and the Scotiabank Group Agent with notice of each Incremental Purchase by 12:00 noon (New York City time) one (1) Business Day prior to each such Incremental Purchase in a form set forth as Exhibit II hereto (a “Purchase Notice”). Each Purchase Notice shall be subject to Section 6.2 hereof and shall be irrevocable and shall specify the requested Purchase Price (which shall be at least $2,000,000 or a larger integral multiple of $100,000) and date of purchase (which shall be a Business Day) and, in the case of an Incremental Purchase to be funded by Wachovia and the Scotiabank Committed Purchasers, the requested Discount Rate and, in the case of Scotiabank Committed Purchasers, the requested Tranche Period. Following receipt of a Purchase Notice, the Scotiabank Group Agent will determine whether the Conduit agrees to make its purchase. If the Conduit declines to make a proposed purchase, the Incremental Purchase of the Scotiabank Group’s Percentage of such Receivables Interest will be made by the Scotiabank Committed Purchasers. In the event that any Purchase Notice is delivered later than 12:00 noon. (New York City time) one (1) Business Day prior to the date of such Incremental Purchase, the Purchasers shall make such Incremental Purchase on a best-efforts basis only. On the date of each Incremental Purchase, upon satisfaction of the applicable conditions precedent set forth in Article VI, the Conduit or the Scotiabank Committed Purchasers, as applicable, and Wachovia shall initiate a wire transfer to the Facility Account, of immediately available funds, no later than 2:00 p.m. (New York City time), in an amount equal to (i) in the case of the Conduit, its Percentage of the Purchase Price of the Receivables Interest then being purchased, (ii) in the case of a Scotiabank Committed Purchaser, such Scotiabank Committed Purchaser’s Ratable Share of the Scotiabank Group’s Percentage of the Receivables Interest then being purchased and (iii) in the case of Wachovia, its Percentage of the Purchase Price of the Receivables Interest then being purchased.

Section 1.3 Decreases. Seller (or Servicer, on Seller’s behalf) shall provide Wachovia and the Scotiabank Group Agent with prior written notice in conformity with the Required Notice Period (each, a “Reduction Notice”) of any proposed reduction of Aggregate Invested Amount. Such Reduction Notice shall designate (i) the date upon which any such reduction of Aggregate Invested Amount shall occur (which date shall give effect to the applicable Required Notice Period), (ii) the amount of Aggregate Invested Amount to be reduced (the “Aggregate Reduction”), (iii) each of Wachovia’s and the Scotiabank Group’s Percentage of such Aggregate Reduction, which shall be applied ratably to the Receivables Interests of each of Wachovia and, in the case of the Scotiabank Group, the Conduit and the Scotiabank Committed Purchasers, in accordance with the amount of Invested Amount (if any) owing to Wachovia, and in the case of the Scotiabank Group, the amount of Invested Amount (if any) owing to the Conduit, on the one hand, and the amount of Invested Amount (if any) owing to the Scotiabank Committed Purchasers (ratably, based on their respective Ratable Shares), on the other hand. Only one (1) Reduction Notice shall be outstanding at any time.

Section 1.4 Payment Requirements. All amounts to be paid or deposited by any Seller Party pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than 1:00 p.m. (New York City time) on the day when due in immediately available funds, and if not received by such time shall be deemed to be received on the next succeeding Business Day. If such amounts are payable to the Scotiabank Group Agent or to a member of the Scotiabank Group, they shall be paid to account no. 2158-13 at The Bank of Nova Scotia - New York Agency, ABA No. 026 – 002532, Account: Liberty Street Funding LLC, until otherwise notified by the Scotiabank Group Agent (the “Scotiabank Account”). If such amounts are payable to the Administrative Agent or to Wachovia, they shall be paid to account no. 2070482789126 at Wachovia Bank, National Association, ABA No. 053000219, Reference: Convergys Funding Inc., until otherwise notified by Wachovia (the “Wachovia Account”). All computations of Yield, per annum fees hereunder (including, in the case of the Conduit, per annum fees calculated as part of any CP Costs), and per annum fees under the Fee Letter shall be made on the basis of a year of 360 days for the actual number of days elapsed. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day. After delivery of a Collection Notice, Collections transferred to the Administrative Agent from any Collection Bank shall be credited to the Aggregate Unpaids on the Business Day following the date of receipt, subject to Section 2.4 hereof.

Section 1.5 Extension of the Conduit’s Liquidity Termination Date. Provided that no Amortization Event or Potential Amortization Event has occurred, the Seller (or Servicer, on Seller’s behalf) may request an extension of the Liquidity Termination Date by submitting a request for an extension (each, an “Extension Request”) to the Scotiabank Group Agent no more than 120 days and not less than 30 days prior to the then current Liquidity Termination Date. Upon receipt of such an Extension Request, the Scotiabank Group Agent shall notify the Scotiabank Group of the contents thereof and shall request each member of the Scotiabank Group to approve the Extension Request. Each member of the Scotiabank Group approving the Extension Request shall deliver its written approval to the Scotiabank Group Agent no later than thirty (30) days after the request (the “Response Date”), whereupon the Scotiabank Group Agent shall notify the Administrative Agent, Wachovia and the Seller within one Business Day thereafter as to whether all members of the Scotiabank Group have approved the Extension Request. If all members of the Scotiabank Group have approved the Extension Request by the Response Date, the Conduit’s Liquidity Termination Date shall be extended to the date which is 364 days from the earlier to occur of the Response Date or the Administrative Agent’s receipt of notice from the Scotiabank Group Agent that the Scotiabank Group has unanimously approved the requested extension (such earlier date, the “Extension Date”). If the members of the Scotiabank Group do not unanimously agree to an Extension Request, the Seller (or Servicer, on Seller’s behalf) shall have the right to require the members of the Scotiabank Group to assign all, but not less than all, of their Commitments and all, but not less than all, of their outstanding

Aggregate Unpaids by entering into written assignment(s) with one or more Eligible Assignees (who shall, unless an Amortization Event or Potential Amortization Event shall exist and be continuing, be acceptable to Convergys, which consent shall not be unreasonably withheld or delayed) not later than the 10th Business Day after such Eligible Assignee(s) are identified. Each such assignment to an Eligible Assignee (including, if agreed by the members of the Scotiabank Group, to Wachovia) shall become effective on the Business Day following execution and delivery of the applicable written assignment; provided that the assigning Purchasers receive payment in full of their Aggregate Unpaids (it being understood that any breakage costs, expenses or other amounts which would be owing to such Purchaser pursuant to any indemnification provision hereof shall be payable by the Seller). If the members of the Scotiabank Group do not unanimously agree to an Extension Request and the assignment to an Eligible Assignee does not occur as provided herein, the Liquidity Termination Date shall remain unchanged.

ARTICLE II.

PAYMENTS AND COLLECTIONS

Section 2.1 Payments. Notwithstanding any limitation on recourse contained in this Agreement, Seller (or Servicer, on Seller’s behalf) shall immediately remit to each of Wachovia, for the account of itself, and the Scotiabank Group Agent, for the account of the Purchasers in the Scotiabank Group, when due, on a full recourse basis, all of the following (collectively, the “Obligations”):

(i) such fees as set forth in the Fee Letter (which fees shall be sufficient to pay all fees owing to the Agents and the Purchasers under the Fee Letter),

(ii) all amounts payable as Yield (including all Yield accruing at the Default Rate),

(iii) all CP Costs,

(iv) all amounts payable as Deemed Collections (which shall be immediately due and payable by Seller and applied to reduce outstanding Aggregate Invested Amount hereunder in accordance with Sections 2.2 and 2.3 hereof),

(v) all amounts required pursuant to Section 2.6,

(vi) all amounts payable pursuant to Article X, if any,

(vii) all Servicer costs and expenses, including the Servicing Fee, in connection with servicing, administering and collecting the Receivables, and

(viii) all Broken Funding Costs.

If Seller fails to pay any of the Obligations when due, Seller agrees to pay, on demand, the Default Rate in respect thereof until paid. Notwithstanding the foregoing, no provision of this

Agreement or the Fee Letter shall require the payment or permit the collection of any amounts hereunder in excess of the maximum permitted by applicable law. If at any time Seller receives any Collections or is deemed to receive any Collections, Seller (or Servicer, on Seller’s behalf) shall immediately pay such Collections or Deemed Collections to the Servicer for application in accordance with the terms and conditions hereof and, at all times prior to such payment, such Collections or Deemed Collections shall be held in trust by Seller for the exclusive benefit of the Purchasers and the Agents.

Section 2.2 Collections Prior to Amortization. Prior to the Amortization Date, any Collections and/or Deemed Collections received by the Servicer shall be set aside and held in trust by the Servicer for the payment of any accrued and unpaid Aggregate Unpaids or for a Reinvestment as provided in this Section 2.2. If on any Business Day prior to the Amortization Date, any Collections are received by the Servicer after payment of any Obligations that are then due and owing, Seller hereby requests and the Purchasers hereby agree to make, simultaneously with such receipt, a reinvestment (each, a “Reinvestment”) with that portion of the balance of each and every Collection received by the Servicer that is part of any Receivables Interest, such that after giving effect to such Reinvestment, the amount of Invested Amount of such Receivables Interest immediately after such receipt and corresponding Reinvestment shall be equal to the amount of Invested Amount immediately prior to such receipt. On each Settlement Date prior to the occurrence of the Amortization Date, the Servicer shall remit to the Scotiabank Account and the Wachovia Account, as applicable, each of the Conduit’s and Wachovia’s respective Percentage of the amounts set aside during the preceding Settlement Period that have not been subject to a Reinvestment and apply such amounts (if not previously paid in accordance with Section 2.1) to reduce the Obligations. Once such Obligations shall be reduced to zero, any additional Collections received by the Servicer (i) if applicable, shall be remitted to the Scotiabank Account and the Wachovia Account, as applicable, no later than 12:00 noon (New York City time) to the extent required to fund the Conduit’s and Wachovia’s respective Percentages of any Aggregate Reduction on such Settlement Date and (ii) any balance remaining thereafter shall be remitted from the Servicer to Seller on such Settlement Date.

Section 2.3 Collections Following Amortization. On the Amortization Date and on each day thereafter, the Servicer shall set aside and hold in trust, for the holders of each Receivables Interest, any Collections and/or Deemed Collections received on such day and an additional amount of the Seller’s funds for the payment of any accrued and unpaid Obligations owed by Seller and not previously paid by Seller in accordance with Section 2.1. On and after the Amortization Date, the Servicer shall, at any time upon the request from time to time by (or pursuant to standing instructions from) any Agent or Wachovia (i) remit to the Scotiabank Account and the Wachovia Account, as applicable, the Conduit’s and Wachovia’s respective Percentages of the amounts set aside pursuant to the preceding sentence, and (ii) apply such amounts to reduce the Scotiabank Group’s and Wachovia’s Invested Amount, as applicable, associated with each such Receivables Interest and any other Aggregate Unpaids.

Section 2.4 Application of Collections. If there shall be insufficient funds on deposit for the Servicer to distribute funds in payment in full of the aforementioned amounts pursuant to Section 2.2 or 2.3 (as applicable), the Servicer shall distribute funds:

first, to the payment of the Servicer’s reasonably and properly documented out-of-pocket costs and expenses in connection with servicing, administering and collecting the Receivables, including the Servicing Fee, if Convergys or one of its Affiliates is not then acting as the Servicer, second, to the reimbursement of the Administrative Agent’s costs of collection and enforcement of this Agreement,

third, ratably to the payment of all accrued and unpaid fees under the Fee Letter, CP Costs, Yield (including yield accruing at the Default Rate),

fourth, for the ratable payment of all other unpaid Obligations, provided that to the extent such Obligations relate to the payment of Servicer costs and expenses, including the Servicing Fee, when Convergys or one of its Affiliates is acting as the Servicer, such costs and expenses will not be paid until after the payment in full of all other Obligations, fifth, unless the Amortization Date has occurred or a Reduction Notice has been delivered, to the making of a Reinvestment,

sixth, to the ratable reduction of the Aggregate Invested Amount, and seventh, after the Aggregate Unpaids have been indefeasibly reduced to zero, to Seller.

Collections applied to the payment of Aggregate Unpaids shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth above in this Section 2.4, shall be shared ratably (within each priority) among the Agents and the Purchasers in accordance with the amount of such Aggregate Unpaids owing to each of them in respect of each such priority.

Section 2.5 Payment Rescission. No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to Wachovia and the Scotiabank Agent (for application to the Person or Persons who suffered such rescission, return or refund), as applicable, the full amount thereof, plus interest thereon at the Default Rate from the date of any such rescission, return or refunding.

Section 2.6 Maximum Receivables Interests and Invested Amount. Seller shall ensure that the Receivables Interests of the Purchasers shall at no time exceed in the aggregate 100% (any such excess, a “Receivables Interest Excess”) and (ii) the aggregate Invested Amount of Wachovia shall at no time exceed the Wachovia Allocation Limit and the aggregate Invested Amount of the Scotiabank Group shall at no time exceed the Scotiabank Allocation Limit (any such excess, an (“Investment Excess”). If there is a Receivables Interest Excess or an Investment Excess, Seller shall pay to each of Wachovia and the Scotiabank Group Agent (to be allocated to the members of the Scotiabank Group by the Scotiabank Group Agent) within one

(1) Business Day Wachovia’s and the Conduit’s respective Percentage of such Receivables Interest Excess or Investment Excess, as applicable.

Section 2.7 Clean Up Call. In addition to Seller’s rights pursuant to Section 1.3, Seller shall have the right (after providing written notice to Wachovia and the Scotiabank Group Agent in accordance with the Required Notice Period), at any time following the reduction of the Aggregate Invested Amount to a level that is less than 50% of the original Purchase Limit, to repurchase from the Purchasers all, but not less than all, of the then outstanding Receivables Interests. The purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such repurchase, payable in immediately available funds. Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against any Purchaser or any Agent except for a representation and warranty that the reconveyance to Seller is being made free and clear of any Adverse Claim created by any Agent or any Purchaser.

ARTICLE III.

CONDUIT FUNDING

Section 3.1 CP Costs. Seller shall pay CP Costs with respect to the Invested Amount associated with each Receivables Interest of the Conduit for each day that any Invested Amount in respect of such Receivables Interest is outstanding. Each Receivables Interest funded substantially with Pooled Commercial Paper will accrue CP Costs each day on a pro rata basis, based upon the percentage share the Invested Amount in respect of such Receivables Interest represents in relation to all assets held by the Conduit and funded substantially with related Pooled Commercial Paper.

Section 3.2 CP Costs Payments. On each Settlement Date, Seller shall pay to the Scotiabank Group Agent (for the benefit of the Conduit) an aggregate amount equal to all accrued and unpaid CP Costs in respect of the Invested Amount associated with all Receivables Interests of the Conduit for the immediately preceding Accrual Period in accordance with Article II.

Section 3.3 Calculation of CP Costs. Not later than the 3rd Business Day immediately preceding each Settlement Date, the Conduit shall calculate the aggregate amount of CP Costs allocated to the Invested Amount of its Receivables Interests for the applicable Accrual Period and shall notify Seller in writing of such aggregate amount.

ARTICLE IV.

COMMITTED PURCHASER FUNDING

Section 4.1 Committed Purchaser Funding. Each Receivables Interest shall accrue Yield (i) in the case of Wachovia, for each day at either LMIR or the Alternate Base Rate and (ii) in the case of the Scotiabank Committed Purchasers, for each during its Tranche Period at either the LIBO Rate or the Alternate Base Rate, in each case in accordance with the terms and conditions hereof. Until Seller gives notice to Wachovia or the Scotiabank Group Agent (as applicable) of another Discount Rate in accordance with Section 4.4, the initial Discount Rate for any Receivables Interest of Wachovia or, in the case of the Scotiabank Committed Purchasers, any Receivables Interest transferred by the Conduit to the Scotiabank Committed Purchasers pursuant to the terms and conditions of its Liquidity Agreement shall be the Alternate Base Rate (unless the Default Rate is then applicable). Each Receivables Interest acquired by a Scotiabank Committed Purchaser by assignment from the Conduit shall be deemed to have a new Tranche Period commencing on the date of any such assignment.

Section 4.2 Yield Payments. On the Settlement Date for each Receivables Interest of a Committed Purchaser, Seller shall pay to, as applicable, Wachovia and the Scotiabank Group Agent (for the ratable benefit of the Scotiabank Committed Purchasers) an aggregate amount equal to the accrued and unpaid Yield for the Calculation Period then most recently ended of each such Receivables Interest in accordance with Article II.

Section 4.3 Selection and Continuation of Tranche Periods.

(a) Seller (or Servicer, on Seller’s behalf) shall from time to time request Tranche Periods for the Receivables Interests of the Scotiabank Committed Purchaser, provided that if at any time the Scotiabank Committed Purchasers shall have a Receivables Interest, Seller shall always request Tranche Periods such that at least one Tranche Period shall end on the date specified in clause (A) of the definition of Settlement Date.

(b) Seller, Servicer (on Seller’s behalf) or the applicable Purchaser, upon notice to and consent by the other received at least three (3) Business Days prior to the end of a Tranche Period (the “Terminating Tranche”) for any Receivables Interest, may, effective on the last day of the Terminating Tranche: (i) divide any such Receivables Interest into multiple Purchaser Interests, (ii) combine any such Receivables Interest with one or more other Receivables Interests that have a Terminating Tranche ending on the same day as such Terminating Tranche or (iii) combine any such Receivables Interest with a new Receivables Interest to be purchased on the day such Terminating Tranche ends.

Section 4.4 Discount Rates. Seller may select LMIR, the LIBO Rate, or the Alternate Base Rate for each Receivables Interest of any Committed Purchaser. Seller shall by 12:00 noon (New York City time): (i) at least three (3) Business Days prior to prior to the date such Discount Rate change is to take effect, give Wachovia or the Scotiabank Group Agent, as applicable, irrevocable notice of the new Discount Rate for the Receivables Interest associated with such Discount Rate. Until Seller gives notice to Wachovia or the Scotiabank Group Agent, as applicable, of another Discount Rate, the initial Discount Rate for any Receivables Interest purchased by Wachovia, and, in the case of the Scotiabank Committed Purchasers, any Receivables Interest transferred to the Scotiabank Committed Purchasers pursuant to the terms and conditions of the Liquidity Agreement shall be the Alternate Base Rate. From and after the occurrence and during the continuation of an Amortization Event, the sole Yield shall be the Alternate Base Rate (in addition to any Default Rate).

Section 4.5 Suspension of the LIBO Rate or LMIR.

(a) If Wachovia determines, or, in the case of any Scotiabank Committed Purchase if any Scotiabank Committed Purchaser notifies the Scotiabank Group Agent that it has determined, that funding its Receivables Interests at, in the case of any Scotiabank Committed Purchaser, a LIBO Rate or, in the case of Wachovia, LMIR would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or that (i) deposits of a type and maturity appropriate to match fund its Receivables Interests at LIBO Rate or LMIR are not available or (ii) LIBO Rate or LMIR does not accurately reflect the cost of acquiring or maintaining a Receivables Interest at LIBO Rate or LMIR, then, as applicable, Wachovia or, in the case of such Committed Purchaser that is a Scotiabank Committed Purchaser, the Scotiabank Group Agent for the Scotiabank Group shall suspend the availability of LIBO Rate or LMIR, as the case may be, and require Seller to select the Alternate Base Rate for any of Wachovia’s Receivables Interests or Receivables Interests of the Scotiabank Group, as applicable, accruing Yield at LIBO Rate or LMIR.

(b) If less than all of the Scotiabank Committed Purchasers in the Scotiabank Group give a notice to Scotiabank Group Agent pursuant to Section 4.5(a), each Scotiabank Committed Purchaser which gave such a notice shall be obliged, at the request of Seller, the Conduit or the Scotiabank Group Agent, to assign all of its rights and obligations hereunder to (i) another Scotiabank Committed Purchaser or (ii) another funding entity reasonably acceptable to the Conduit and Seller and willing to participate in this Agreement through the Liquidity Termination Date in the place of such notifying Scotiabank Committed Purchaser; provided that (i) the notifying Scotiabank Committed Purchaser receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such notifying Scotiabank Committed Purchaser’s Ratable Share of the Invested Amount and Yield owing to all of the Scotiabank Committed Purchasers and all accrued but unpaid fees and other costs and expenses payable in respect of its Ratable Share of the Receivables Interests of such Scotiabank Committed Purchaser, and (ii) the replacement Scotiabank Committed Purchaser otherwise satisfies the requirements of Section 12.1(b).

Section 4.6 Default Rate. From and after the occurrence of an Amortization Event, all Receivables Interest funded by the Committed Purchasers shall accrue Yield at the Default Rate.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of Seller. Seller hereby represents and warrants to the Agents and the Purchasers, as to itself or on its own behalf, as applicable, as of the date hereof and as of the date of each Incremental Purchase and the date of each Reinvestment that:

(a) Existence and Power. Such Seller Party is duly organized, validly existing and in good standing under the laws of its state of organization. Such Seller Party is duly qualified to do business and is in good standing as a foreign corporation or limited liability company, as applicable, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.

(b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder and the use of the proceeds of purchases made hereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate or limited liability company action on its part. This Agreement and each other Transaction Document to which Seller Party is a party has been duly executed and delivered by such Seller Party.

(c) No Conflict. The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) such Seller Party’s certificate or articles of organization or by-laws or limited liability company agreement, as applicable, (ii) any law, rule or regulation applicable to such Seller Party, (iii) any restrictions under any agreement, contract or instrument to which such Seller Party is a party or by which such Seller Party or any of its property is bound (other than any breach of confidentiality of any Contract which results solely from disclosure of the existence of such Contract in an Invoice or Related Security relating to such Contract and which does not impair, restrict or any way affect the obligation of the applicable Obligor thereunder, including, without limitation, obligation to pay a specified sum of money thereunder), or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting such Seller Party or its property, and do not result in the creation or imposition of any Adverse Claim on its assets (except as created hereunder) except, in any case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e) Actions, Suits. (i) there are no actions, suits or proceedings pending, or to the best of such Seller Party’s knowledge, threatened, against or affecting such Seller Party, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect, and (ii) such Seller Party is not in default with respect to any order of any court, arbitrator or governmental body.

(f) Binding Effect. This Agreement and each other Transaction Document to which such Seller Party is a party constitute the legal, valid and binding obligations of such Seller Party enforceable against such Seller Party in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Accuracy of Information. All information (other than projections) heretofore furnished by such Seller Party or by any Responsible Officer of an Originator to any of the Agents or Purchasers for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by such Seller Party or any such Responsible Officer to any of the Agents or Purchasers will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading. Servicer represents and warrants that each Receivables Report completed and compiled by it accurately aggregates the information received by it from the Originators and correctly computes the ratios and concentrations set forth therein based upon such aggregates based on the form of Receivables Report substantially in the form of Exhibit IX hereto.

(h) Use of Proceeds. Such Seller Party will not use the proceeds of any purchase hereunder (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

(i) Good Title. Immediately prior to each purchase hereunder, Seller shall be the legal and beneficial owner of the Receivables and Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. Seller represents and warrants that there have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s ownership or security interest in each Receivable, its Collections and the Related Security.

(j) Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to, and shall, upon each purchase hereunder, transfer to the Administrative Agent for the benefit of the relevant Purchaser or Purchasers (and the Administrative Agent for the benefit of such Purchaser or Purchasers shall acquire from Seller) a valid and perfected first priority undivided percentage ownership or security interest in each Receivable existing or hereafter arising and in the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, except as created by the Transactions Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s (on behalf of the Purchasers) ownership or security interest in the Receivables, the Related Security and the Collections.

(k) Places of Business and Locations of Records. The principal places of business and chief executive office of Seller and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit III or such other locations of which the Agents and Wachovia have been notified in accordance with Section 7.2(a) in jurisdictions where all action required by Section 14.4(a) has been taken and completed. Seller’s Federal Employer Identification Number and Organizational Identification Number are correctly set forth on Exhibit III.

(l) Collections. The conditions and requirements set forth in Section 7.1(j) and Section 8.2 have at all times been satisfied and duly performed. Seller represents and warrants that the names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of Seller at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit IV. Seller represents and warrants that Seller has not granted any Person, other than the Administrative Agent as contemplated by this Agreement, dominion and control of any Lock-Box or Collection Account, or the right to take dominion and control of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event. Notwithstanding the foregoing, Seller confirms that it has granted the Servicer a right of access to the Lock-Boxes and Collection Accounts to the extent permitted in the Collection Account Agreements.

(m) Material Adverse Effect. Since December 31, 2008, no event has occurred that would have a Material Adverse Effect.

(n) Names. In the past five (5) years, such Seller Party has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement.

(o) Ownership of Seller. Convergys and the Originators, collectively, own, directly or indirectly, 100% of the issued and outstanding Equity Interest of all classes of Seller, free and clear of any Adverse Claim. There are no options, warrants or other rights to acquire securities of Seller or similar rights or agreements pursuant to which Seller may be required to issue, sell, repurchase or redeem any of its membership interests.

(p) Not an Investment Company. Seller is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(q) Compliance with Law. Such Seller Party has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.

(r) Compliance with Credit and Collection Policy. Seller has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any material change to such Credit and Collection Policy.

(s) Payments to Applicable Originator. With respect to each Receivable transferred to Seller under the Receivables Sale Agreements, Seller has given reasonably equivalent value to the applicable Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by any Originator of any Receivable under its Receivables Sale Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(t) Enforceability of Contracts. Each Contract with respect to each Eligible Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Eligible Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(u) Eligible Receivables. Each Receivable included in the Net Pool Balance as an Eligible Receivable was an Eligible Receivable on the date so included.

(v) Net Pool Balance. Seller has determined that, immediately after giving effect to each purchase hereunder, the Net Pool Balance is at least equal to the sum of (i) the Aggregate Invested Amount, plus (ii) the Required Reserves.

(w) Accounting. The manner in which Seller accounts for the transactions contemplated by this Agreement and the Receivables Sale Agreements does not jeopardize the true sale analysis.

(x) Financial Information. All balance sheets, all statements of income and of cash flow and all other financial information of Seller and each of Convergys and its Subsidiaries (other than projections) furnished to any of the Agents or Purchasers and described in Section 7.1 have been and will be prepared in accordance with GAAP consistently applied, and do or will present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended; provided that unaudited financial statements of Seller and each of Convergys and its Subsidiaries have been prepared without footnotes, without reliance on any physical inventory and are subject to year-end adjustments. Any projections furnished by Seller or by any Responsible Officer of an Originator to any of the Agents or Purchasers for purposes of or in connection with this Agreement shall be, at the time so furnished, based upon estimates and assumptions stated therein, all of which the Seller and the Originators believe to be reasonable and fair in light of conditions and facts known to the Seller and the Originators at such time and reflect the good faith, reasonable and fair estimates by the Seller and the Originators of the future performance of Seller and/or the Originators and the other information projected therein for the periods set forth therein. Projections listed on Schedule B have been prepared in good faith based upon assumptions believed by Convergys and its Subsidiaries to be reasonable at the time made, it being understood that such Projections are subject to contingencies beyond Convergys or its Subsidiaries’ control and that actual results may vary materially from the Projections.

(y) OFAC. Neither Seller nor any Originator nor any Subsidiary of any Originator (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(z) Patriot Act. Each of Seller and the Originators and each Subsidiary of any Originator are in compliance, in all material respects, with the USA Patriot Act (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”). No part of the proceeds of the purchases hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(aa) ERISA. Each of Seller and each affiliate that is a member of the same Controlled Group as Seller is in compliance in all material respects with ERISA, and no lien exists in favor of the PBGC on any of the Receivables.

Section 5.2 Scotiabank Committed Purchasers Representations and Warranties. Each Scotiabank Committed Purchaser hereby represents and warrants to the Scotiabank Group Agent and the Conduit that:

(a) Existence and Power. Such Scotiabank Committed Purchaser is a corporation or a banking association duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all corporate power to perform its obligations hereunder.

(b) No Conflict. The execution and delivery by such Scotiabank Committed Purchaser of this Agreement and the performance of its obligations hereunder are within its corporate powers, have been duly authorized by all necessary corporate action, do not contravene or violate (i) its certificate or articles of incorporation or association or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on its assets. This Agreement has been duly authorized, executed and delivered by such Scotiabank Committed Purchaser.

(c) Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Scotiabank Committed Purchaser of this Agreement and the performance of its obligations hereunder.

(d) Binding Effect. This Agreement constitutes the legal, valid and binding obligation of such Scotiabank Committed Purchaser enforceable against such Scotiabank Committed Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

ARTICLE VI.

CONDITIONS OF PURCHASES

Section 6.1 Conditions Precedent to Initial Incremental Purchase. The initial Incremental Purchase of a Receivables Interest under this Agreement is subject to the conditions precedent that (a) the Administrative Agent shall have received on or before the date of such purchase those documents listed on Schedule B, and (b) each Agent and each of the Purchasers shall have received all fees and expenses required to be paid on such date pursuant to the terms of this Agreement, the applicable Fee Letter or otherwise.

Section 6.2 Conditions Precedent to All Purchases and Reinvestments. Each purchase of a Receivables Interest and each Reinvestment shall be subject to the further conditions precedent that (a) in the case of each such purchase or Reinvestment: (i) the Servicer shall have delivered to Wachovia and the Scotiabank Group Agent on or prior to the date of such purchase, in form and substance satisfactory to each of Wachovia and the Scotiabank Group Agent, all Receivables Reports as and when due under Section 8.5 and (ii) upon either Wachovia’s or the Scotiabank Group Agent’s reasonable request, the Servicer shall have delivered to Wachovia and the Scotiabank Group Agent at least one (1) Business Day prior to such purchase or Reinvestment an interim Receivables Report showing the amount of Eligible Receivables; (b) the Facility Termination Date shall not have occurred; (c) the Agents and the Purchasers shall have received such other approvals, opinions or documents as it may reasonably request and (d) on the date of each such Incremental Purchase or Reinvestment, the following statements shall be true (and acceptance of the proceeds of such Incremental Purchase or Reinvestment shall be deemed a representation and warranty by Seller that such statements are then true):

(i) the representations and warranties set forth in Section 5.1 are true and correct on and as of the date of such Incremental Purchase or Reinvestment as though made on and as of such date;

(ii) no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that will constitute an Amortization Event, and no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that would constitute a Potential Amortization Event;

(iii) the Aggregate Invested Amount does not exceed the Purchase Limit and the aggregate Receivables Interests do not exceed 100%; and

(iv) the conditions to each purchase set forth in Section 1.1(a) hereof shall have been satisfied.

It is expressly understood that each Reinvestment shall, unless otherwise directed by any Agent or any Purchaser, occur automatically on each day that the Servicer shall receive any Collections without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of Seller to satisfy any of the foregoing conditions precedent in respect of such Reinvestment. The failure of Seller to satisfy any of the foregoing conditions precedent in respect of any Reinvestment shall give rise to a right of Wachovia and the Scotiabank Group Agent, which right may be exercised at any time on demand of Wachovia or the Scotiabank Group Agent, to rescind the related purchase and direct Seller to pay to Wachovia and to the Scotiabank Group Agent (for the benefit of the Purchasers in the Scotiabank Group), their respective Percentages of the Collections prior to the Amortization Date that shall have been applied to the affected Reinvestment.

ARTICLE VII.

COVENANTS

Section 7.1 Affirmative Covenants of the Seller Parties. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party covenants for itself or on its own behalf, as applicable:

(a) Financial Reporting. Such Seller Party will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Agents and Wachovia:

(i) Annual Reporting. Within 90 days after the end of each fiscal year of Convergys, (A) the audited annual consolidated financial statements of Convergys and its Subsidiaries required to be delivered under Section 4.1(a)(i) of the Receivables Sale Agreements, together with (B) unaudited annual financial statements of Seller other than cash flow statements (it being agreed that the furnishing of the Convergy’s annual report on Form 10-K for such year containing such financial statements, as filed with the SEC and posted on the SEC’s website at www.sec.gov, will satisfy the obligation to deliver such annual financials under this Section 7.1(a)(i)(A)).

(ii) Quarterly Reporting. Within 45 days after the end of each fiscal quarter of Convergys, (A) the quarterly financial statements of Convergys and its Subsidiaries required to be delivered under Section 4.1(a)(ii) of the Receivables Sale Agreements, together with (B) unaudited quarterly financial statements of Seller other than cash flow statements (it being agreed that the furnishing of the Convergy’s quarterly report on Form 10-Q for such quarter containing such financial statements, as filed with the SEC and posted on the SEC’s website at www.sec.gov, will satisfy the obligation to deliver such quarterly financials under this Section 7.1(a)(ii)(A)).

(iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit V signed by the applicable Seller Party’s Authorized Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

(iv) Shareholders Statements and Reports. Promptly upon the furnishing thereof to the shareholders of Convergys, copies of all financial statements, reports and proxy statements so furnished.

(v) S.E.C. Filings. Promptly upon the filing thereof, copies of all registration statements (other than any registration statements on Form S-8 or its equivalent) and any reports which Convergys files with the Securities and Exchange Commission.

(vi) Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Originator, the Performance Guarantor or any Collection Bank, copies of the same.

(vii) Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the financial condition, operations, prospects or business of such Seller Party as any of the Agents or any Purchaser may from time to time reasonably request in order to protect the interests of the Agents and the Purchasers under or as contemplated by this Agreement.

(b) Notices. Such Seller Party will notify the Agents and Wachovia in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i) Amortization Events or Potential Amortization Events. The occurrence of each Amortization Event and each Potential Amortization Event hereunder, the occurrence of a “Termination Event” or “Potential Termination Event” (as defined in the CCM Receivables Sale Agreement), and the occurrence of a “Termination Event” or “Potential Termination Event” (as defined in the Convergys Receivables Sale Agreement) by a statement of an Authorized Officer of such Seller Party.

(ii) Judgment and Proceedings. (A) (1) The entry of any judgment or decree against the Servicer or any of its respective Subsidiaries if the aggregate amount of all judgments and decrees outstanding against the Servicer and its Subsidiaries exceeds $15,000,000 and (2) the institution of any litigation, arbitration proceeding or governmental proceeding against the Servicer which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and (B) the entry of any judgment or decree or the institution of any litigation, arbitration proceeding or governmental proceeding against Seller.

(iii) Material Adverse Effect. The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

(iv) Defaults Under Other Agreements. The occurrence of a default or an event of default under any other financing arrangement relating to a line of credit or Indebtedness in excess of $10 million in aggregate principal amount pursuant to which any Originator is a debtor or an obligor.

(v) Termination Date. The occurrence of the “Termination Date” under and as defined in the CCM Receivables Sale Agreement or the occurrence of the “Termination Date” under and as defined in the Convergys Receivables Sale Agreement.

(c) Compliance with Laws and Preservation of Corporate Existence. Such Seller Party will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Such Seller Party will preserve and maintain its corporate or limited liability company existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign corporation or limited liability company in each jurisdiction where its business is conducted, except where the failure to so preserve and maintain or qualify could not reasonably be expected to have a Material Adverse Effect.

(d) Audits. Such Seller Party will furnish to the Agents and Wachovia from time to time such information with respect to it and the Receivables as any of the Agents or Wachovia may reasonably request. Such Seller Party will, from time to time during regular business hours as requested by any the Agents or Wachovia upon reasonable notice and at the sole cost of such Seller Party, permit each of the Agents and Wachovia, or their respective agents or representatives (and shall cause each Originator to permit each of the Agents and Wachovia or their respective agents or representatives): (i) to examine and make copies of and abstracts from all Records (other than the Excluded Contracts) in the possession or under the control of such Person relating to the Receivables and the Related Security (other than the Excluded Contracts), including, without limitation, the related Contracts (other than Excluded Contracts) and the related Invoices, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Receivables and the Related Security or any Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the officers or employees of Seller or the Servicer having knowledge of such matters (each of the foregoing examinations and visits, a “Review”); provided, however, that, except in connection with an Extension Request, so long as no Amortization Event or Potential Amortization Event has occurred, the Seller Parties shall only be responsible for the costs and expenses of two (2) Reviews in any one calendar year.

(e) Keeping and Marking of Records and Books.

(i) The Servicer will (and will cause each Originator to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Servicer will (and will cause each Originator to) give each of the Agents and Wachovia notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii) Servicer will (and will cause each Originator to) (A) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Receivables Interests with a legend, acceptable to each of the Agents and Wachovia, describing the Receivables Interests and (B) upon the request of any of the Agents or Wachovia following the occurrence of an Amortization Event, deliver to the Administrative Agent all Invoices (including, without limitation, all multiple originals of any Invoice) relating to the Receivables.

(f) Compliance with Contracts and Credit and Collection Policy. Such Seller Party will (and will cause each Originator to) timely and fully (i) perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(g) Performance and Enforcement of Receivables Sale Agreements and Performance Undertaking. Seller will, and will require each of the Originators to, perform each of their respective obligations and undertakings under and pursuant to their respective Receivables Sale Agreements, will purchase Receivables thereunder in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to Seller under the Receivables Sale Agreements. Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Agents and the Purchasers as assignees of Seller) under the Receivables Sale Agreements as any Agent or Wachovia may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in any of the Receivables Sale Agreements. In addition, Seller will vigorously enforce the rights and remedies accorded to Seller under the Performance Undertaking.

(h) Ownership. Seller will (or will cause each Originator to) take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections purchased under the Receivables Sale Agreements irrevocably in Seller, free and clear of any Adverse Claims other than Adverse Claims in favor of the Administrative Agent and the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Seller therein as any Agent or Wachovia may reasonably request), and (ii) establish and maintain, in favor of the Administrative Agent, for the benefit of the Purchasers, a valid and perfected first priority undivided percentage ownership interest (and/or a valid and perfected first priority security interest) in all Receivables, Related Security and Collections to the full extent contemplated herein, free and clear of any Adverse Claims other than Adverse Claims in favor of the Administrative Agent for the benefit of the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s (for the benefit of the Purchasers) interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of the

Administrative Agent for the benefit of the Purchasers as any Agent or Wachovia may reasonably request).

(i) Separateness; Purchasers’ Reliance. Seller acknowledges that the Agents and the Purchasers are entering into the transactions contemplated by this Agreement in reliance upon Seller’s identity as a legal entity that is separate from each of the Originators, the Performance Guarantor and their respective other Affiliates (collectively, the “Convergys Group”). Therefore, from and after the date of execution and delivery of this Agreement, Seller shall take all reasonable steps, including, without limitation, all steps that any Agent or Wachovia may from time to time reasonably request, to maintain Seller’s identity as a separate legal entity and to make it manifest to third parties that Seller is an entity with assets and liabilities distinct from those of the members of the Convergys Group thereof and not just a division thereof. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Seller will:

(A) conduct its own business in its own name and require that all full-time employees of Seller, if any, identify themselves as such and not as employees of any member of the Convergys Group (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as Seller’s employees);

(B) refrain from participating, directly or indirectly, in the management of any member of the Convergys Group;

(C) compensate all employees, consultants and agents directly, from Seller’s own funds, for services provided to Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of Seller is also an employee, consultant or agent of a member of the Convergys Group, allocate the compensation of such employee, consultant or agent between Seller and the members of the Convergys Group on a basis that reflects the services rendered to Seller and the Convergys Group;

(D) clearly identify its offices (by signage or otherwise) as its offices and, if such office is located in the offices of a member of the Convergys Group, Seller shall lease such office at a fair market rent;

(E) have separate stationery and invoices in its own name;

(F) conduct all transactions with the members of the Convergys Group strictly on an arm’s-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between Seller and the Convergys Group on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

(G) at all times have a Board of Directors consisting of not less than three members, at least one member of which is an Independent Director;

(H) observe all corporate formalities as a distinct entity, and ensure that all corporate actions relating to (A) the selection, maintenance or replacement of the Independent Director, (B) the dissolution or liquidation of Seller or (C) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving Seller, are duly authorized by unanimous vote of its Board of Directors (including the Independent Director);

(I) maintain Seller’s books and records separate from those of the members of the Convergys Group and otherwise readily identifiable as its own assets rather than assets of a member of the Convergys Group;

(J) prepare its financial statements separately from those of the Convergys Group and insure that any consolidated financial statements of the Convergys Group (or any member thereof) that include Seller and that are filed with the Securities and Exchange Commission or any other governmental agency have notes clearly stating that Seller is a separate legal entity and that its assets will be available first and foremost to satisfy the claims of the creditors of Seller;

(K) except as herein specifically otherwise provided, maintain the funds or other assets of Seller separate from, and not commingled with, those of the members of the Convergys Group and only maintain bank accounts or other depository accounts to which Seller alone is the account party, into which Seller alone (or Servicer, on Seller’s behalf) makes deposits and from which Seller alone (or Servicer, on Seller’s behalf, or the Administrative Agent hereunder) has the power to make withdrawals;

(L) at all times be adequately capitalized in light of its contemplated business;

(M) hold itself out to the public under its own name as a legal entity separate and distinct from the members of the Convergys Group, and refrain from holding itself out as having agreed to pay, or as being liable, primarily or secondarily, for, any obligations of the members of the Convergys Group;

(N) refrain from becoming liable as a guarantor or otherwise with respect to any Indebtedness or contractual obligation of any member of the Convergys Group;

(O) refrain from making loans, advances or otherwise extending credit to any of the members of the Convergys Group;

(P) refrain from making any payment or distribution of assets with respect to any obligation of any member of the Convergys Group or granting an Adverse Claim on any of its assets to secure any obligation of any member of the Convergys Group;

(Q) hold regular duly noticed meetings of its Board of Directors and make and retain minutes of such meetings;

(R) pay all of Seller’s operating expenses from Seller’s own assets (except for certain payments by a member of the Convergys Group or other Persons pursuant to allocation arrangements that comply with the requirements of this Section 7.1(i));

(S) operate its business and activities such that: it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions contemplated and authorized by this Agreement and the Receivables Sale Agreements; and does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (1) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (2) the incurrence of obligations under this Agreement, (3) the incurrence of obligations, as expressly contemplated in the CCM Receivables Sale Agreement and in the Convergys Receivables Sale Agreement, to make payment to the applicable Originator thereunder for the purchase of Receivables from such Originator under the applicable Receivables Sale Agreement, and (4) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement;

(T) maintain its Organic Documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its Organic Documents in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, this Section 7.1(i);

(U) maintain the effectiveness of, and continue to perform under the Receivables Sale Agreements and the Performance Undertaking, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify any of the Receivables Sale Agreements or the Performance Undertaking, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under any of the Receivables Sale Agreement or the Performance Undertaking or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Agents and Wachovia;

(V) maintain its legal separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary;

(W) maintain at all times the Required Capital Amount (as defined in the CCM Receivables Sale Agreement) and the Required Capital Amount (as defined in the Convergys Receivables Sale Agreement) and refrain from making any dividend, distribution, redemption of capital stock or payment of any subordinated indebtedness which would cause the Required Capital Amount to cease to be so maintained; and

(X) take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Frost Brown Todd LLC, as counsel for Seller, in connection with the closing or initial Incremental Purchase under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

(j) Collections. Such Seller Party will cause (1) at all times after the earlier date to occur of (A) July 31, 2009 and (B) the date of the initial purchase of a Receivables Interest hereunder, all proceeds from all Lock-Boxes to be directly deposited by a Collection Bank into a Collection Account and (2) each Lock-Box and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. At all times after the earlier date to occur of (A) July 31, 2009 and (B) the date of the initial purchase of a Receivables Interest hereunder, in the event any payments relating to Receivables are remitted directly to Seller or any Affiliate of Seller, Seller will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within one (1) Business Days following receipt thereof, and, at all times prior to such remittance, Seller will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Agents and the Purchasers. At all times after the earlier date to occur of (A) July 31, 2009 and (B) the date of the initial purchase of a Receivables Interest hereunder, Seller will maintain exclusive ownership, dominion and control (subject to the terms of this Agreement) of each Lock-Box and Collection Account and shall not grant the right to take dominion and control of any Lock-Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except to the Administrative Agent as contemplated by this Agreement and except that Seller may authorize the Servicer to make deposits to and withdrawals from the Collection Accounts prior to delivery of the Collection Notices.

(k) Taxes. Such Seller Party will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. Seller will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of any of the Agents or Purchasers.

(l) Insurance. Seller will maintain in effect, or cause to be maintained in effect, at Seller’s own expense, such casualty and liability insurance as Seller shall deem appropriate in its good faith business judgment.

(m) Payment to Originators. With respect to any Receivable purchased by Seller from an Originator, such sale shall be effected under, and in strict compliance with the terms of, the Receivables Sale Agreements, including, without limitation, the terms relating to the amount and timing of payments to be made to such Originator in respect of the purchase price for such Receivable.

Section 7.2 Negative Covenants of the Seller Parties. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party covenants for itself or on its own behalf, as applicable:

(a) Name Change, Offices and Records. Such Seller Party will not change its name, identity or legal structure (within the meaning of Section 9-507(c) of any applicable enactment of the UCC) or relocate its chief executive office or any office where Records are kept unless it shall have: (i) given the Agents and Wachovia at least forty-five (45) days’ prior written notice thereof and (ii) delivered to the Administrative Agent all financing statements, instruments and other documents reasonably requested by any of the Agents or Wachovia in connection with such change or relocation.

(b) Change in Payment Instructions to Obligors. Except as may be required by the Administrative Agent pursuant to Section 8.2(b), such Seller Party will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless the Agents and Wachovia shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; provided, however, that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account.

(c) Modifications to Contracts and Credit and Collection Policy. Such Seller Party will not, and will not permit any Originator to, make any change to the Credit and Collection Policy that could adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables. Except as provided in Section 8.2(d), no Seller Party will, or will permit any Originator to, extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto in any material respect other than in accordance with the Credit and Collection Policy.

(d) Sales, Liens. Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Administrative Agent and the Purchasers provided for herein), and Seller will defend the right, title and interest of the Agents and the Purchasers in, to and under any of the foregoing property, against all claims of third parties claiming through or under Seller or any Originator.

(e) Net Pool Balance. At no time prior to the Amortization Date shall such Seller Party permit the Net Pool Balance to be less than an amount equal to the sum of (i) the Aggregate Invested Amount plus (ii) the Required Reserves.

(f) Termination Date Determination. Seller will not designate the Termination Date (as defined in the CCM Receivables Sale Agreement) or the Termination Date (as defined in the Convergys Receivables Sale Agreement), or send any written notice to any Originator in respect thereof, without the prior written consent of the Agents and Wachovia, except with respect to the occurrence of such Termination Date arising pursuant to Section 5.1(e) of the CCM Receivables Sale Agreement or such Termination Date arising pursuant to Section 5.1(e) of the Convergys Receivables Sale Agreement.

(g) Restricted Junior Payments. From and after the occurrence of any Amortization Event, Seller will not make any Restricted Junior Payment if, after giving effect thereto, Seller would fail to meet its obligations set forth in Section 7.2(e).

(h) Seller Indebtedness. Seller will not incur or permit to exist any Indebtedness or liability on account of deposits except: (i) the Obligations, (ii) the Subordinated Loans (as defined in the CCM Receivables Sale Agreement), (iii) Subordinated Loans (as defined in the Convergys Receivables Sale Agreement), and (iv) other current accounts payable arising in the ordinary course of business and not overdue.

(i) Prohibition on Additional Negative Pledges. Seller will not (and will not authorize any Originator to) enter into or assume any agreement (other than this Agreement and the other Transaction Documents) prohibiting the creation or assumption of any Adverse Claim upon the Receivables, Collections or Related Security except as contemplated by the Transaction Documents, or otherwise prohibiting or restricting any transaction contemplated hereby or by the other Transaction Documents. Seller will not (and will not authorize any Originator to) enter into or assume any agreement creating any Adverse Claim upon the Subordinated Notes (as defined in the CCM Receivables Sale Agreement) or upon the Subordinated Notes (as defined in the Convergys Receivables Sale Agreement).

ARTICLE VIII.

ADMINISTRATION AND COLLECTION

Section 8.1 Designation of Servicer.

(a) The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Servicer”) so designated from time to time in accordance with this Section 8.1. Convergys is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement. At any time after the occurrence of an Amortization Event, the Agents and the Purchasers may at any time designate as Servicer any Person to succeed Convergys or any successor Servicer.

(b) Convergys may delegate, and Convergys hereby advises the Purchasers and the Agents that it has delegated, to the Originators, as sub-servicers of the Servicer, certain of its duties and responsibilities as Servicer hereunder in respect of the Receivables originated by such Originators. Without the prior written consent of Wachovia and the Scotiabank Group Agent, the Servicer shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than (i) Seller, (ii) the Originators, and (iii) with respect to certain Charged-Off Receivables, outside collection agencies in accordance with its customary practices. Seller shall not be permitted to further delegate to any other Person any of the duties or responsibilities of Servicer delegated to it by Convergys. If at any time following the occurrence of an Amortization Event, Wachovia and the Scotiabank Group Agent shall designate as Servicer any Person other than Convergys, all duties and responsibilities theretofore delegated by Convergys to Seller or any Originator may, at the discretion of any of the Agents, be terminated forthwith on notice given by any Agent or Wachovia to the other Agent or Wachovia, as applicable, Convergys and to Seller.

(c) Notwithstanding the foregoing subsection (b), (i) Servicer shall be and remain primarily liable to the Agents and the Purchasers for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Agents and the Purchasers shall be entitled to deal exclusively with Servicer in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder. The Agents and the Purchasers shall not be required to give notice, demand or other communication to any Person other than Servicer in order for communication to the Servicer and its sub-servicer or other delegate with respect thereto to be accomplished. Servicer, at all times that it is the Servicer, shall be responsible for providing any sub-servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.

Section 8.2 Duties of Servicer.

(a) The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

(b) At all times after the earlier date to occur of (A) July 31, 2009 and (B) the date of the initial purchase of a Receivables Interest hereunder, the Servicer will instruct all Obligors to pay all Collections directly to a Lock-Box or Collection Account. The Servicer shall effect a Collection Account Agreement substantially in the form of Exhibit VI with each bank party to a Collection Account at any time. In the case of any remittances received in any Lock-Box or Collection Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security, the Servicer shall promptly remit such items to the Person identified to it as being the owner of such remittances. From and after the date the Administrative Agent delivers to any Collection Bank a Collection Notice pursuant to Section 8.3, the Administrative Agent may request that the Servicer, and the Servicer thereupon promptly shall instruct all Obligors with respect to the Receivables, to remit all payments thereon to a new depositary account specified by the Administrative Agent and, at all times thereafter, Seller and the Servicer shall not deposit or otherwise credit, and shall not permit any other Person to deposit or otherwise credit to such new depositary account any cash or payment item other than Collections.

(c) The Servicer shall administer the Collections in accordance with the procedures described herein and in Article II. The Servicer shall set aside and hold in trust for the account of Seller and the Purchasers their respective shares of the Collections (or such funds or other assets arising therefrom) in accordance with Article II. The Servicer shall, upon the request of any Agent or Wachovia, segregate, in a manner acceptable to the Agents and Wachovia, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or Seller prior to the remittance thereof in accordance with Article II. If the Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Administrative Agent such allocable share of Collections of Receivables set aside for the Purchasers on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.

(d) The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable or Defaulted Receivable or limit the rights of the Agents or the Purchasers under this Agreement. Notwithstanding anything to the contrary contained herein, the Administrative Agent shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security.

(e) The Servicer shall hold in trust for Seller and the Purchasers all Records that (i) evidence or relate to the Receivables, the related Contracts (other than Excluded Contracts), the related Invoices and Related Security (other than Excluded Contracts) or (ii) are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of any Agent, deliver or make available to the Administrative Agent all such Records (other than Excluded Contracts), at a place selected by the Administrative Agent. The Servicer shall, as soon as practicable following receipt thereof turn over to Seller any cash collections or other cash proceeds received with respect to Indebtedness not constituting Receivables. The Servicer shall, from time to time at the request of any Purchaser, furnish to the Purchasers (promptly after any such request) a calculation of the amounts set aside for the Purchasers pursuant to Article II.

(f) Any payment by an Obligor in respect of any indebtedness owed by it to an Originator or Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 8.3 Collection Notices. The Administrative Agent is authorized at any time to date and to deliver to the Collection Banks the Collection Notices if deemed necessary or advisable in the reasonable judgment of the Administrative Agent. Seller hereby transfers to the Administrative Agent for the benefit of the Purchasers, effective when the Administrative Agent delivers such notice, the exclusive ownership and control of each Lock-Box and the Collection Accounts (it being understood that such transfer shall not alter where Obligors direct payments or the manner in which Servicer accounts for the receipt of such payments). In case any authorized signatory of Seller whose signature appears on a Collection Account Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force. Seller hereby authorizes the Administrative Agent, and agrees that the Administrative Agent shall be entitled after the occurrence of an Amortization Event to (i) endorse Seller’s name on checks and other instruments representing Collections, (ii) enforce the Receivables, the related Contracts and the Related Security and (iii) take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Administrative Agent rather than Seller.

Section 8.4 Responsibilities of Seller. Anything herein to the contrary notwithstanding, the exercise by the Agents and the Purchasers of their rights hereunder shall not release the Servicer, any Originator or Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts. The Purchasers shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of Seller.

Section 8.5 Reports. The Servicer shall compile and complete the following reports based on information received by it from the Originators under the Receivables Sale Agreements and forward to the Agents and Wachovia (i) on the 20th day of each month or if such date is not a Business Day, the next Business Day (the “Monthly Reporting Date”), and at such times as any Agent or Wachovia shall request (an “Interim Reporting Date”), a Receivables Report and (ii) at such times as any Agent or Wachovia shall reasonably request, a listing by Obligor of all Receivables together with an aging of such Receivables.

Section 8.6 Servicing Fees. In consideration of Convergys’s agreement to act as Servicer hereunder, the Purchasers hereby agree that, so long as Convergys shall continue to perform as Servicer hereunder, Seller shall pay over to Convergys a fee (the “Servicing Fee”) on the first calendar day of each month, in arrears for the immediately preceding month, equal to

1% per annum of the average aggregate Outstanding Balance of all Receivables during such period, as compensation for its servicing activities.

ARTICLE IX.

AMORTIZATION EVENTS

Section 9.1 Amortization Events. The occurrence of any one or more of the following events shall constitute an “Amortization Event”:

(a) Any Seller Party shall fail to make any payment or deposit required under this Agreement or any other Transaction Document to which it is a party on or within one (1) Business Day after the date on which the same is required to be made.

(b) Any Seller Party shall fail to perform or observe any covenant contained in any provision of Section 7.2 or Section 8.5.

(c) Any Seller Party shall fail to perform or observe any other covenant, agreement or other obligation hereunder (other than as referred to in another paragraph of this Section 9.1) or any other Transaction Document to which it is a party and such failure shall continue for ten (10) consecutive Business Days following the earlier to occur of (i) notice from any Agent or Wachovia of such non-performance or non-observance, or (ii) the date on which a Responsible Officer of such Seller Party otherwise becomes aware of such non-performance or non-observance.

(d) Any representation, warranty, certification or statement made by any Seller Party in this Agreement, any other Transaction Document or in any other document required to be delivered pursuant hereto or thereto shall prove to have been incorrect or misleading when made or deemed made in any material respect; provided that the materiality threshold in this subsection shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold.

(e) (i) Seller shall default in the payment when due of any principal of or interest on any Indebtedness or shall fail to observe or perform any other agreement or condition relating to any such Indebtedness and such default has not been waived by the applicable lenders before the expiration of any applicable grace periods, or any other event or condition shall occur which results in an a default under any such Indebtedness; or (ii) any Originator shall default, or the Performance Guarantor or any of its Subsidiaries (other than an Originator or Seller) shall default, in the payment when due of any principal or of or interest on any Material Indebtedness or shall fail to observe or perform any other agreement or condition relating to any such Material Indebtedness and such default has not been waived by the applicable lenders before the expiration of any applicable grace periods; or any other event or condition shall occur which results in a default under any such Material Indebtedness.

(f) (i) Any Seller Party, any Originator or any of their Subsidiaries shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against any Seller Party, any Originator or any of their Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors and in the case of any such proceeding instituted against (but not instituted by) it, either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief, or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property) shall occur or (iii) any Seller Party, any Originator or any of their Subsidiaries shall take any corporate action to authorize any of the actions set forth in clauses (i) or (ii) above in this subsection (f).

(g) Seller shall fail to comply with the terms of Section 2.6 hereof.

(h) (A) As at the end of any calendar month:

(i) the average of the Dilution Ratios for the three months then most recently ended shall exceed 1.50%; or

(ii) the average of the Delinquency Ratios for the three months then most recently ended shall exceed 3.00%; or

(B) (i) As at July 31, 2009, August 31, 2009 or September 30, 2009, the average of the Default Ratios for the three months then most recently ended shall exceed 4.00%; or

(ii) as at the end of any calendar month thereafter, the average of the Default Ratios for the three months then most recently ended shall exceed 2.25%.

(i) A Change of Control or a Credit Agreement Change of Control shall occur.

(j) (i) One or more final judgments for the payment of money shall be entered against Seller in an amount of $13,475 or (ii) one or more final judgments for the payment of money in an amount in excess of $15,000,000, individually or in the aggregate, shall be entered against the Servicer on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for thirty (30) consecutive days without a stay of execution.

(k) Either (i) (A) the “Termination Date” under and as defined in the CCM Receivables Sale Agreement shall occur with respect to Convergys Customer Management Group Inc. or (B) the “Termination Date” under and as defined in the Convergys Receivables Sale Agreement shall occur with respect to Convergys Corporation or (ii) any Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Seller under any of the Receivables Sale Agreements.

(l) This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of Seller, or any Obligor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Administrative Agent for the benefit of the Purchasers shall cease to have a valid and perfected first priority security interest in the Receivables, the Related Security and the Collections with respect thereto and the Collection Accounts.

(m) The Performance Guarantor shall fail to pay, upon demand, any amount required to be paid by it under the Performance Undertaking, or the Performance Undertaking shall cease to be effective or to be the legally valid, binding and enforceable obligation of Convergys, or Convergys shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability or its liability for any amounts due thereunder.

(n) Any event shall occur which has, or could be reasonably expected to have a Material Adverse Effect of the types described in clauses (iii) through (v) of the definition of “Material Adverse Effect”; provided that such event shall not include any event that, but for a change in a numeric variable (whether of time, percentage, amount or otherwise) with respect to such event, would result in an Amortization Event under another paragraph of this Section 9.1.

(o) The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Tax Code in an amount in excess of $100,000 with regard to any of the Receivables or Related Security and such lien shall not have been released within seven (7) days.

(p) (i) The PBGC shall file notice of a lien pursuant to Section 4068 of ERISA in an amount in excess of $100,000 with regard to any of the Receivables or Related Security and such lien shall not have been released within seven (7) days.

(q) Convergys shall permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for any period of four consecutive quarters, to be less than 4.0 to 1.0.

(r) Convergys shall permit at any time the ratio of (a) Consolidated Total Debt at such time to (b) Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters to be greater than 3.25 to 1.0.

Section 9.2 Remedies. Upon the occurrence and during the continuation of an Amortization Event, the Administrative Agent may, and upon the direction of either Wachovia or the Scotiabank Group Agent, shall, take any of the following actions: (i) replace the Person then acting as Servicer, (ii) declare the Amortization Date to have occurred, whereupon the Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller Party; provided, however, that upon the occurrence of an Amortization Event described in Section 9.1(f)(ii), or of an actual or deemed entry of an order for relief with respect to any Seller Party under the Federal Bankruptcy Code, the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller Party, (iii) to the fullest extent permitted by applicable law, declare that the Default Rate shall accrue with respect to any of the Aggregate Unpaids outstanding at such time, (iv) deliver the Collection Notices to the Collection Banks, and (v) notify Obligors of the Purchasers’ interest in the Receivables. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Agents and the Purchasers otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE X.

INDEMNIFICATION

Section 10.1 Indemnities by the Seller. Without limiting any other rights that any Agent or any Purchaser may have hereunder or under applicable law, Seller hereby agrees to indemnify (and pay upon demand to) each of the Agents, the Purchasers and their respective assigns, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of such Agent or such Purchaser) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by a Purchaser of an interest in the Receivables excluding, however, in all of the foregoing instances:

(a) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(b) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(c) taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the Purchasers of Receivables Interests as a loan or loans by the Purchasers to Seller secured by the Receivables, the Related Security, the Collection Accounts and the Collections;

provided, however, that nothing contained in this sentence shall limit the liability of Seller or limit the recourse of the Purchasers to Seller for amounts otherwise specifically provided to be paid by Seller under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, Seller shall indemnify the Indemnified Parties for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to Seller) relating to or resulting from:

(i) any representation or warranty made by any Seller Party or any Originator (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report required to be delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(ii) the failure by any Seller Party or any Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of any Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii) any failure of any Seller Party or any Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv) any products liability, environmental liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi) the commingling of Collections of Receivables at any time with other funds;

(vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of an Incremental Purchase or a Reinvestment, the ownership of the Receivables Interests or any other investigation, litigation or proceeding relating to any Seller Party or any Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix) any Amortization Event described in Section 9.1(f);

(x) any failure of Seller to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from any Originator, free and clear of any Adverse Claim

(other than as created hereunder); or any failure of Seller to give reasonably equivalent value to the applicable Originator under the applicable Receivables Sale Agreement in consideration of the transfer by such Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(xi) any failure to vest and maintain vested in the Administrative Agent for the benefit of the Purchasers, or to transfer to the Administrative Agent for the benefit of the Purchasers, legal and equitable title to, and ownership of, a first priority perfected undivided percentage ownership interest (to the extent of the Receivables Interests contemplated hereunder) or security interest in the Receivables, the Related Security and the Collections, free and clear of any Adverse Claim (except as created by the Transaction Documents);

(xii) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of any Incremental Purchase or Reinvestment or at any subsequent time;

(xiii) any action or omission by any Seller Party which reduces or impairs the rights of the Agents or the Purchasers with respect to any Receivable or the value of any such Receivable;

(xiv) any attempt by any Person to void any Incremental Purchase or Reinvestment hereunder under statutory provisions or common law or equitable action;

(xv) any breach of any confidentiality provision in any Contract resulting from execution and delivery of this Agreement or any other Transaction Document, any of the transactions consummated pursuant to this Agreement or any other Transaction Document, delivery of any information or report pursuant hereto or thereto, or any performance of obligations hereunder or thereunder; and

(xvi) the failure of any Receivable included in the calculation of the Net Pool Balance as an Eligible Receivable to be an Eligible Receivable at the time so included.

Section 10.2 Indemnities by the Servicer. Without limiting any other rights that any Agent or any Purchaser may have hereunder or under applicable law, Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of such Agent or such Purchaser) and disbursements (all of the foregoing being collectively referred to as “Servicer Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of Servicer’s failure to duly and punctually perform its obligations under this Agreement excluding, however, in all of the foregoing instances:

(a) Servicer Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Servicer Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification; and

(b) Servicer Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor;

provided, however, that nothing contained in this sentence shall limit the liability of Servicer or limit the recourse of the Purchasers to Servicer for Collections received by the Servicer and required to be remitted by it under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, Servicer shall indemnify the Indemnified Parties for Servicer Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to the Servicer) relating to or resulting from:

(i) any representation or warranty made by Servicer (or any officers of Servicer) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(ii) the failure by Servicer to comply with any applicable law, rule or regulation with respect to the collection of any Receivable or Related Security;

(iii) any failure of Servicer to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv) the commingling by the Servicer of Collections of Receivables or funds or other assets arising therefrom at any time with other funds;

(v) any investigation, litigation or proceeding relating to Servicer in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(vi) any Amortization Event of the described in Section 9.1(f) with respect to Servicer;

(vii) any breach of any confidentiality provision in any Contract resulting from execution and delivery of this Agreement or any other Transaction Document, any of the transactions consummated pursuant to this Agreement or any other Transaction Document, delivery of any information or report pursuant hereto or thereto, or any performance of obligations hereunder or thereunder; and

(viii) any action or omission by Servicer relating to its obligations hereunder which reduces or impairs the rights of the Agents or the Purchasers with respect to any Receivable or the value of any such Receivable.

Section 10.3 Increased Cost and Reduced Return. If after the date hereof, Wachovia or any Funding Source shall be charged any fee, expense or increased cost on account of the adoption of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy), any accounting principles or any change in any of the foregoing, or any change in the interpretation or administration thereof by the Financial Accounting Standards Board (“FASB”), any governmental authority, any central bank or any comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority or agency: (i) that subjects Wachovia to any charge or withholding on or with respect to this Agreement or Wachovia’s obligations hereunder or any Funding Source to any charge or withholding on or with respect to any Funding Agreement or a Funding Source’s obligations under a Funding Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to Wachovia of any amounts payable hereunder or any Funding Source of any amounts payable under any Funding Agreement (except for changes in the rate of tax on the overall net income of Wachovia or a Funding Source or taxes excluded by Section 10.1) or (ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of Wachovia or a Funding Source, or credit extended by Wachovia pursuant to this Agreement or a Funding Source pursuant to Funding Agreement or (iii) that imposes any other condition the result of which is to increase the cost to Wachovia of performing its obligations hereunder or to a Funding Source of performing its obligations under a Funding Agreement, or to reduce the rate of return on Wachovia’s capital as a consequence of its obligations hereunder or a Funding Source’s capital as a consequence of its obligations under a Funding Agreement, or to reduce the amount of any sum received or receivable by Wachovia under this Agreement or a Funding Source under a Funding Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by Wachovia or the Scotiabank Group Agent, as applicable, Seller shall pay to Wachovia or the Scotiabank Group Agent, for the benefit of the relevant Funding Source, such amounts charged to Wachovia or such Funding Source or such amounts to otherwise compensate Wachovia or such Funding Source for such increased cost or such reduction. Notwithstanding the foregoing, no Funding Source that is not organized under the laws of the United States of America, or a state thereof, shall be entitled to reimbursement or compensation hereunder unless and until it has delivered to the Seller two (2) duly completed and signed originals of United States Internal Revenue Service Form W-8BEN or W-8ECI, as applicable, certifying in either case that such Funding Source is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes.

Section 10.4 Other Costs and Expenses. Subject to the limitations set forth in the Fee Letter, Seller shall pay to the Agents, Wachovia and the Conduit on demand all costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the cost of Wachovia and the Conduit’s auditors auditing the books, records and procedures of Seller, reasonable fees and out-of-pocket expenses of legal counsel for the Agents, Wachovia and the Conduit (which such counsel may be employees of an Agent, Wachovia or the Conduit) with respect thereto and with respect to advising the Agents, Wachovia and the Conduit as to their respective rights and remedies under this Agreement. Seller shall pay to the Agents and the Purchasers on demand any and all costs and expenses of the Agents and the Purchasers, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event.

ARTICLE XI.

THE AGENTS

Section 11.1 Appointment.

(a) Each Purchaser and the Scotiabank Group Agent hereby irrevocably designates and appoints Wachovia Bank, National Association, as Administrative Agent hereunder, and authorizes the Administrative Agent to take such action on its behalf under the provisions of the Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Transaction Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or the Scotiabank Group Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Administrative Agent shall be read into this Agreement or otherwise exist against the Administrative Agent.

(b) Each of the Conduit and the Scotiabank Committed Purchaser hereby irrevocably designates and appoints The Bank of Nova Scotia, a Canadian chartered bank acting through its New York Agency as the Scotiabank Group Agent hereunder, and authorizes the Scotiabank Group Agent to take such action on its behalf under the provisions of this Agreement, the Conduit Fee Letter and the Liquidity Agreement and to exercise such powers and perform such duties as are expressly delegated to the Scotiabank Group Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Fee Letter or the Liquidity Agreements, the Scotiabank Group Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser, or other Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Scotiabank Group Agent shall be read into this Agreement, the Fee Letter or the Liquidity Agreements or otherwise exist against the Scotiabank Group Agent.

(c) The provisions of this Article XI are solely for the benefit of the Agents and the Purchasers, and neither of the Seller Parties shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article XI, except that this Article XI shall not affect any obligations which any Agent or any Purchaser may have to either of the Seller Parties under the other provisions of this Agreement.

(d) In performing its functions and duties hereunder, the Administrative Agent shall act solely as the agent of the Purchasers and the Scotiabank Group Agent and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for either of the Seller Parties or any of their respective successors and assigns. In performing its functions and duties hereunder, the Scotiabank Group Agent shall act solely as the agent of the Conduit and the Scotiabank Committed Purchaser(s), and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for either of the Seller Parties, any other Purchaser, or Agent, or any of their respective successors and assigns.

Section 11.2 Delegation of Duties. Each Agent may execute any of its duties under the applicable Transaction Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 11.3 Exculpatory Provisions. Neither any Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them or any Person described in Section 11.2 under or in connection with the Transaction Documents (except for its, their or such Person’s own bad faith, gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Purchasers or other agents for any recitals, statements, representations or warranties made by the Seller contained in any Transaction Document or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, any Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of either of the Seller Parties to perform its respective obligations hereunder, or for the satisfaction of any condition specified in Article VI, except receipt of items required to be delivered to such Agent. No Agent shall be under any obligation to any Purchaser or other Agent to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, any Transaction Document, or to inspect the properties, books or records of the Seller Parties. This Section 11.3 is intended solely to govern the relationship between each Agent, on the one hand, and the Purchasers on the other.

Section 11.4 Reliance by the Agents and the Purchasers.

(a) Each Agent and each Purchaser shall in all cases be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Seller Parties), independent accountants and other experts selected by such Agent or such Purchaser. Each Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of (i) in the case of the Administrative Agent, Wachovia and the Scotiabank Group Agent (except where another provision of this Agreement specifically authorizes the Administrative Agent to take action based on the instructions of Wachovia and the Scotiabank Group Agent) or (ii) in the case of the Scotiabank Group Agent, such of the Conduit and the Scotiabank Committed Purchasers, as it shall determine to be appropriate under the relevant circumstances, or it shall first be indemnified to its satisfaction by its Constituent Scotiabank Committed Purchasers against any and all liability, cost and expense which may be incurred by it by reason of taking or continuing to take any such action.

(b) Any action taken by the Administrative Agent in accordance with Section 11.4(a) shall be binding upon all Purchasers and the Scotiabank Group Agent.

(c) The Scotiabank Group Agent shall determine with the Conduit and, as applicable, the Scotiabank Committed Purchasers, the number of such Persons which shall be required to request or direct the Scotiabank Group Agent to take action, or refrain from taking action, under this Agreement on behalf of such Persons and whether any consent of the rating agencies who rate the Conduit’s Commercial Paper is required (such Persons and, if applicable, rating agencies, a “Voting Block”). The Scotiabank Group Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of its appropriate Voting Block, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Scotiabank Group Agent’s Constituents.

(d) Unless otherwise advised in writing by the Scotiabank Group Agent or by any Purchaser or the Scotiabank Committed Purchaser on whose behalf the Scotiabank Group Agent’s is purportedly acting, each party to this Agreement may assume that (i) the Scotiabank Group Agent’s is acting for the benefit of the Conduit and, as applicable, the Scotiabank Committed Purchasers, as well as for the benefit of each permitted assignee from any such Person, and (ii) each action taken by the Scotiabank Group Agent has been duly authorized and approved by all necessary action on the part of its Voting Block. The Conduit (or, with the consent of all other Purchasers then existing, any other Purchaser) shall have the right to designate a new Scotiabank Group Agent (which may be itself) to act on its behalf and on behalf of its assignees and transferees for purposes of this Agreement by giving to the Agents and the Seller Parties written notice thereof signed by such Purchaser(s) and the newly designated Scotiabank Group Agent. Such notice shall be effective when receipt thereof is acknowledged by the retiring Scotiabank Group Agent and the Seller Parties, which acknowledgments shall not be withheld or unreasonably delayed, and thereafter the party named as such therein shall be Scotiabank Group Agent for such Purchasers under this Agreement. Scotiabank Group Agent, the Conduit and Scotiabank Committed Purchasers shall agree amongst themselves as to the circumstances and procedures for removal and resignation of such Scotiabank Group Agent.

Section 11.5 Notice of Amortization Events. Neither any Agent nor any Purchaser shall be deemed to have knowledge or notice of the occurrence of any Amortization Event or Potential Amortization Event unless it has received notice from another Agent or another Purchaser, as applicable, or a Seller Party referring to this Agreement, stating that an Amortization Event or Potential Amortization Event has occurred hereunder and describing such Amortization Event or Potential Amortization Event. In the event that any Agent or any Purchaser receives such a notice, it shall promptly give notice thereof to the other Agents (in the case of the Scotiabank Group Agent, to the members of the Scotiabank Group) and the other Purchasers, as applicable. The Administrative Agent shall take such action with respect to such

Amortization Event or Potential Amortization Event as shall be directed by Wachovia or the Scotiabank Group Agent.

Section 11.6 Non-Reliance on the Agents and Other Purchasers. Each of the Purchasers expressly acknowledges that neither no Agent, nor any of such Agent’s officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Agent hereafter taken, including, without limitation, any review of the affairs of the Seller Parties, shall be deemed to constitute any representation or warranty by such Agent. Each of the Purchasers also represents and warrants to the Agents and the other Purchasers that it has, independently and without reliance upon any such Person (or any of their Affiliates) and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller Parties and made its own decision to enter into this Agreement. Each of the Purchasers also represents that it will, independently and without reliance upon any Agent or any other Purchaser, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, prospects, financial and other condition and creditworthiness of the Seller Parties. Neither any Agent nor any Purchaser, nor any of their respective Affiliates, shall have any duty or responsibility to provide any party to this Agreement with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of the Seller Parties which may come into the possession of such Person or any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates except that the Scotiabank Group Agents shall promptly distribute to the Conduit (and, as applicable, the Scotiabank Committed Purchasers), copies of financial and other information expressly provided to the Scotiabank Group Agent by either of the Seller Parties pursuant to this Agreement for distribution to the Agents and/or Purchasers.

Section 11.7 Indemnification of Agents.

(a) Each Committed Purchaser agrees to indemnify the Administrative Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller Parties and without limiting the obligation of the Seller Parties to do so), ratably in accordance with their respective Percentages or Invested Amount, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Administrative Agent or such Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Administrative Agent in its capacity as Administrative Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrative Agent or such Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or the execution, delivery or performance of this Agreement or any other document furnished in connection herewith (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the bad faith, gross negligence or willful misconduct of the Administrative Agent or such Person as finally determined by a court of competent jurisdiction).

(b) Each Scotiabank Committed Purchaser agrees to indemnify the Scotiabank Group Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller and without limiting the obligation of the Seller to do so), ratably in accordance with their respective Percentages or Receivables Interests, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for the Scotiabank Group Agent or such Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Scotiabank Group Agent in its capacity as the Scotiabank Group Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Scotiabank Group Agent or such Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or the execution, delivery or performance of this Agreement or any other document furnished in connection herewith (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the bad faith, gross negligence or willful misconduct of the Scotiabank Group Agent or such Person as finally determined by a court of competent jurisdiction).

Section 11.8 Agents in their Individual Capacities. Each of the Agents in its individual capacity and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Seller Parties and their Affiliates as though such Agent were not an Agent hereunder. With respect to its Receivables Interests, if any, pursuant to this Agreement, each Agent shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not an Agent, and the terms “Purchaser” and “Purchasers” shall include each of the Agents in their individual capacities.

Section 11.9 Successor Administrative Agent. The Administrative Agent, upon five (5) days’ notice to the Seller Parties, the Purchasers and the Scotiabank Group Agent, may voluntarily resign and may be removed at any time, with or without cause, by both Wachovia and the Scotiabank Group Agent, whereupon Scotiabank shall become the successor Administrative Agent; provided, however, that Wachovia shall not voluntarily resign as the Administrative Agent so long as Wachovia’s Commitment remains in effect or Wachovia has any outstanding Receivables Interests hereunder. Upon resignation or replacement of any Administrative Agent in accordance with this Section 11.9, the retiring Administrative Agent shall execute such UCC-3 assignments and amendments, and assignments and amendments of the Transaction Documents, as may be necessary to give effect to its replacement by a successor Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of Article X and this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 11.10 Scotiabank Group Agent’s Conflict Waivers. Scotiabank or one of its Affiliates acts, or may in the future act, (i) as administrative agent for the Conduit, (ii) as issuing and paying agent for the Conduit’s Commercial Paper, (iii) to provide credit or liquidity enhancement for the timely payment for the Conduit’s Commercial Paper and (iv) to provide other services from time to time for the Conduit (collectively, the “Scotiabank Roles”). Without limiting the generality of Sections 11.1 and 11.8, each of the Agents and the Purchasers hereby acknowledges and consents to any and all Scotiabank Roles and agrees that in connection with any Scotiabank Role, Scotiabank, or such Affiliate may take, or refrain from taking, any action which it, in its discretion, deems appropriate, including, without limitation, in its role as administrative agent for the Conduit, the giving of notice to the Scotiabank Committed Purchasers of a mandatory purchase pursuant to the Liquidity Agreement, and hereby acknowledges that neither Scotiabank nor any of its Affiliates has any fiduciary duties hereunder to any Purchaser (other than the Conduit) or to any of the Scotiabank Committed Purchasers arising out of any Scotiabank Roles.

Section 11.11 UCC Filings. Each of the Purchasers hereby expressly recognizes and agrees that the Administrative Agent may be designated as the secured party of record on the various UCC filings required to be made under this Agreement and the party entitled to amend, release and terminate the UCC filings under the Receivable Sale Agreement in order to perfect their respective interests in the Receivables, Collections and Related Security, that such designation shall be for administrative convenience only in creating a record or nominee holder to take certain actions hereunder on behalf of the Purchasers and that such listing will not affect in any way the status of the Purchasers as the true parties in interest with respect to the Receivables Interests. In addition, such listing shall impose no duties on the Administrative Agent other than those expressly and specifically undertaken in accordance with this Article XI.

ARTICLE XII.

ASSIGNMENTS; PARTICIPATIONS

Section 12.1 Assignments.

(a) Each of the parties hereto hereby agrees and consents to the complete or partial assignment by the Conduit of all or any portion of its rights under, interest in, title to and obligations under this Agreement to the Scotiabank Committed Purchasers pursuant to the Liquidity Agreement or to any other Person, and upon such assignment, the Conduit shall be released from its obligations so assigned. Further, each of the parties hereto hereby agrees that any assignee of the Conduit of this Agreement or all or any of the Receivables Interests of the Conduit shall have all of the rights and benefits under this Agreement as if the term “Conduit” explicitly referred to such party, and no such assignment shall in any way impair the rights and benefits of the Conduit hereunder.

(b) Any Committed Purchaser may at any time and from time to time assign to one or more Persons (each, an “Assignee Committed Purchaser”) all or any part of its rights and obligations under this Agreement and, in the case of the Scotiabank Committed Purchasers, under the Liquidity Agreement pursuant to an assignment agreement, substantially in the form set forth in Exhibit VII hereto (the “Assignment Agreement”) executed by such Assignee Committed Purchaser and such selling Committed Purchaser. In the case of the Scotiabank Committed Purchasers, the consent of the Conduit shall be required prior to the effectiveness of any such assignment by a Scotiabank Committed Purchasers. The consent of the Seller (which consent shall not be unreasonably withheld or delayed) shall be required prior to the effectiveness of any such assignment other than to an existing Committed Purchaser. Each assignee of a Committed Purchaser must have a short-term debt rating of A-1 or better by S&P and P-1 by Moody’s Investor Service, Inc. or a long term debt rating of “A” by S&P and “A2” or better by Moody’s and each assignee of a Scotiabank Committed Purchaser must agree to deliver to the Scotiabank Group Agent, promptly following any request therefor by the Scotiabank Group Agent or the Conduit, an enforceability opinion in form and substance satisfactory to the Scotiabank Agent and the Conduit. Upon delivery of the executed Assignment Agreement to the Administrative Agent and, in the case of the assignment by a Scotiabank Committed Purchaser, to the Scotiabank Group Agent, such selling Committed Purchaser shall be released from its obligations hereunder (and in the case of the selling Scotiabank Committed Purchasers, under the Liquidity Agreement) to the extent of such assignment. Thereafter the Assignee Committed Purchaser shall for all purposes be a Committed Purchaser party to this Agreement and shall have all the rights and obligations of a Committed Purchaser under this Agreement (and in the case of the selling Scotiabank Committed Purchasers, under the Liquidity Agreement) to the same extent as if it were an original party hereto and thereto, and no further consent or action by Seller, the Committed Purchasers or the Agents shall be required.

(c) Each of the Scotiabank Committed Purchasers agrees that in the event that it shall cease to have a short-term debt rating of A-1 or better by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. and P-1 by Moody’s Investor Service, Inc. (an “Affected Scotiabank Committed Purchaser”), such Affected Scotiabank Committed Purchaser shall be obliged, at the request of the Conduit or the Scotiabank group Agent, to assign all of its rights and obligations hereunder and under the Liquidity Agreement to (x) another Scotiabank Committed Purchaser or (y) another funding entity nominated by the Scotiabank group Agent and acceptable to the Conduit, and willing to participate in this Agreement and the Liquidity Agreement through the applicable Liquidity Termination Date in the place of such Affected Scotiabank Committed Purchaser; provided that the Affected Scotiabank Committed Purchaser receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such Scotiabank Committed Purchaser’s Pro Rata Share of the Aggregate Invested Amount and Yield owing to the Scotiabank Committed Purchasers and all accrued but unpaid fees and other costs and expenses payable in respect of its Pro Rata Share of the Receivables Interests of the Scotiabank Committed Purchasers.

(d) Neither Seller nor the Servicer shall have the right to assign its rights or obligations under this Agreement.

Section 12.2 Participations. Any Committed Purchaser may, in the ordinary course of its business at any time sell to one or more Persons (each a “Participant”) participating interests in its Commitment and Receivables Interest (or in the case of the Scotiabank Committed Purchasers, participating interests in its Ratable Share of the Commitments and Receivables Interests of the Scotiabank Committed Purchasers. Notwithstanding any such sale by a Committed Purchaser of a participating interest to a Participant, such Committed Purchaser’s rights and obligations under this Agreement shall remain unchanged, such Committed Purchaser shall remain solely responsible for the performance of its obligations hereunder, and each of the parties hereto shall continue to deal solely and directly with such Committed Purchaser in connection with such Committed Purchaser’s rights and obligations under this Agreement. Each

Committed Purchaser agrees that any agreement between such Committed Purchaser and any such Participant in respect of such participating interest shall not restrict such Committed Purchaser’s right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in Section 14.1(b)(i).

ARTICLE XIII.

[RESERVED].

ARTICLE XIV.

MISCELLANEOUS

Section 14.1 Waivers and Amendments.

(a) No failure or delay on the part of any Agent or any Purchaser in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 14.1(b). This Agreement and the provisions hereof may only be amended, supplemented, modified or waived in a writing signed by the Wachovia, the Conduit, the Seller and the Agents.

Notwithstanding the foregoing, (i) without the consent of the Committed Purchasers, but with the consent of Seller, the Agents may amend this Agreement solely to add additional Persons as Committed Purchasers hereunder and (ii) the Agents, Wachovia and the Conduit may enter into amendments to modify any of the terms or provisions of Article XI, Article XII, or Section 14.13 of this Agreement without the consent of Seller, provided that such amendment has no negative impact upon Seller. Any modification or waiver made in accordance with this Section 14.1 shall apply to each of the Purchasers equally and shall be binding upon Seller, the Purchasers and the Agents.

Section 14.2 Notices. Except as provided in this Section 14.2, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy, upon the receipt thereof, (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified in this Section 14.2. Seller hereby authorizes Wachovia and the Scotiabank Group Agent to effect purchases and Tranche Period and Discount Rate selections based on telephonic notices made by any Person whom the Administrative Agent in good faith believes to be acting on behalf of Seller. Seller agrees to deliver promptly to the Administrative Agent a written confirmation of each telephonic notice signed by an authorized officer of Seller; provided, however, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by the Administrative Agent, the records of the Administrative Agent shall govern absent manifest error.

Section 14.3 Ratable Payments. If any Purchaser, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Purchaser (other than payments received pursuant to Section 10.3 or 10.4) in a greater proportion than that received by any other Purchaser entitled to receive a ratable share of such Aggregate Unpaids, such Purchaser agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Aggregate Unpaids held by the other Purchasers so that after such purchase each Purchaser will hold its ratable proportion of such Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 14.4 Protection of Receivables Interests.

(a) Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Administrative Agent may request, to perfect, protect or more fully evidence the Receivables Interests, or to enable the Administrative Agent or the Purchasers to exercise and enforce their rights and remedies hereunder. At any time after the occurrence of an Amortization Event, the Administrative Agent may, or the Administrative Agent may direct Seller or the Servicer to, notify the Obligors of Receivables, at Seller’s expense, of the ownership or security interests of the Purchasers under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Administrative Agent or its designee. Seller or the Servicer (as applicable) shall, at any Purchaser’s request, withhold the identity of such Purchaser in any such notification.

(b) If any Seller Party fails to perform any of its obligations hereunder, the Administrative Agent or any Purchaser may (but shall not be required to) perform, or cause performance of, such obligations, and the Administrative Agent’s or such Purchaser’s costs and expenses incurred in connection therewith shall be payable by Seller as provided in Section 10.4. Each Seller Party irrevocably authorizes the Administrative Agent at any time and from time to time in the sole discretion of the Administrative Agent, and appoints the Administrative Agent as its attorney-in-fact, to act on behalf of such Seller Party (i) to execute on behalf of Seller as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Purchasers in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Purchasers in the Receivables. This appointment is coupled with an interest and is irrevocable.

Section 14.5 Confidentiality.

(a) Each of the parties hereto shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Fee Letter and the other confidential or proprietary information with respect to the Originators (including, without limitation, confidential information with respect to their Obligors), the Agents, the Purchasers and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such party and its directors, officers and employees may disclose such information (i) to such party’s external accountants, attorneys, investors, potential investors and credit enhancers and the agents or advisors of such Persons and (ii) as required by any applicable law, regulation or order of any judicial or administrative proceeding provided that each party shall use commercially reasonable efforts to ensure, to the extent permitted given the circumstances, that any such information which is so disclosed is kept confidential.

(b) Anything herein to the contrary notwithstanding, each Originator hereby consents to the disclosure of any nonpublic information with respect to it (i) to each of the Agents and Purchasers, (ii) to any prospective or actual assignee or participant of any of the Agents or any of the Purchasers, and (iii) to any rating agency, Commercial Paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to the Conduit or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which the Scotiabank Group Agent acts as the administrative agent or administrator, and to any officers, directors, employees, outside accountants, advisors and attorneys of any of the foregoing, provided each such Person is advised of the confidential nature of such information and, in the case of a Person described in clause (ii) above, agrees to be bound by the provisions of this Section 14.5. In addition, the Agents and the Purchasers may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law) although each of them shall use commercially reasonable efforts to ensure, to the extent permitted given the circumstances, that any such information which is so disclosed is kept confidential.

Section 14.6 Bankruptcy Petition. Each of Seller, the Servicer, the Agents, the Committed Purchasers and the Conduit hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of the Conduit, it will not institute against, or join any other Person in instituting against, the Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 14.7 Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of any Agent or any Purchaser, no claim may be made by any Seller Party or any other Person against any Agent or any Purchaser or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Seller Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 14.8 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL APPLY HERETO) EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE ADMINISTRATIVE AGENT’S OR PURCHASERS’ OWNERSHIP OF OR SECURITY INTEREST IN THE RECEIVABLES AND RELATED SECURITY OR REMEDIES HEREUNDER IN RESPECT THEREOF ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 14.9 CONSENT TO JURISDICTION. EACH SELLER PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT AND EACH SELLER PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY AGENT OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST ANY AGENT OR ANY PURCHASER OR ANY AFFILIATE OF ANY AGENT OR ANY PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN THE BOROUGH OF MANHATTAN, NEW YORK.

Section 14.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY SELLER PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 14.11 Integration; Binding Effect; Survival of Terms.

(a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Seller Party pursuant to Article V, (ii) the indemnification and payment provisions of Article X, and Sections 14.5 and 14.6 shall be continuing and shall survive any termination of this Agreement.

Section 14.12 Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

Section 14.13 Characterization.

(a) It is the intention of the parties hereto that each purchase hereunder shall constitute and be treated as an absolute and irrevocable sale, which purchase shall provide the applicable Purchaser with the full benefits of ownership of the applicable Receivables Interest. Except as specifically provided in this Agreement, each sale of a Receivables Interest hereunder is made without recourse to Seller; provided, however, that (i) Seller shall be liable to each of the Purchasers and the Agents for all representations, warranties, covenants and indemnities made by Seller pursuant to the terms of this Agreement, and (ii) such sale does not constitute and is not intended to result in an assumption by any Purchaser or Agent or any assignee thereof of any obligation of Seller or any Originator or any other Person arising in connection with the Receivables, the Related Security, or the related Contracts, or any other obligations of Seller or any Originator.

(b) In addition to any ownership interest which the Administrative Agent may from time to time acquire pursuant hereto, Seller hereby grants to the Administrative Agent for the ratable benefit of the Purchasers a valid and perfected security interest in all of Seller’s right, title and interest in, to and under all Receivables now existing or hereafter arising, the Collections, each Lock-Box, each Collection Account, all Related Security, all other rights and payments relating to such Receivables, and all proceeds of any thereof prior to all other liens on and security interests therein to secure the prompt and complete payment of the Aggregate Unpaids. The Administrative Agent and the Purchasers shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

CONVERGYS FUNDING INC., AS SELLER

By:	/s/ Timothy M. Wesolowski
President

Address:

Circleport II Business Park
1101 Pacific Avenue
Erlanger, KY 41018
Attention: Kevin C. O’Neil
Phone: (513) 723-6699
Fax: (513) 723-7734

CONVERGYS CORPORATION, AS SERVICER

By:	/s/ Timothy M. Wesolowski
Senior Vice President and Controller

Address:

201 East Fourth Street
Cincinnati, Ohio 45202
Attention: Karen R. Bowman
Phone: (513) 784-1071
Fax: (513) 784-5610

LIBERTY STREET FUNDING LLC

By:	/s/ Jill A. Russo
Vice President

Address:

Liberty Street Funding Corp. c/o Global Securitization Services, LLC
114 West 47th Street, Suite 1715
New York, NY 10036
Attention: Jill Russo, Vice President
Phone: (212) 295-2745
Fax: (212) 302-8767

with a copy to:

The Bank of Nova Scotia
One Liberty Plaza, 26th Floor
New York, NY 10006
Attention: Michael Eden, Director
Phone: (212) 225-5007
Fax: (212) 225-5290

THE BANK OF NOVA SCOTIA, AS A COMMITTED PURCHASER AND AS SCOTIABANK GROUP AGENT

By:	/s/ Michael Eden
Director

Address:

The Bank of Nova Scotia
One Liberty Plaza, 26th Floor
New York, NY 10006
Attention: Michael Eden, Director
Phone: (212) 225-5007
Fax: (212) 225-5290

WACHOVIA BANK, NATIONAL ASSOCIATION, INDIVIDUALLY AS A PURCHASER AND AS ADMINISTRATIVE AGENT

By:	/s/ Michael J. Landry
Vice President

Address:

Wachovia Bank, National Association
171 17th Street, N.W., 4th Floor
Mail-stop GA4524
Atlanta, GA 30363

Attention:	Michael Landry
Phone:	(404) 214-6388
Fax:	(404) 214-5481